EXHIBIT 99.3

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
FORSYTH BANCSHARES, INC.
CUMMING, GEORGIA


          We have audited the accompanying consolidated balance sheets of FORSYTH BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2002 and 2001, and the related statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                       /s/Mauldin & Jenkins, LLC




Atlanta, Georgia
February 21, 2003



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